                                                                    EXHIBIT 12.1

               CACULATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                               Nine Months
                                                  Ended
                                              September 30,                         Year Ended December 31,
                                        ----------------------     ------------------------------------------------------
                                          2000         1999           1999       1998       1997         1996      1995
                                        ---------   ----------     ---------   ---------   --------   --------   --------
Net income                              $  851        $  848         $1,155      $1,105     $  930      $  836     $  836
Provision for income tax                   302           299            446         482        428         364        282
Fixed charges including interest on
   deposits (1)                          5,787         3,959          5,528       5,087      4,436       4,227      3,658
                                        ------        ------         ------      ------     ------      ------     ------
Total                                   $6,940        $5,106         $7,129      $6,674     $5,794      $5,427     $4,776
Fixed charges excluding interest on
   deposits (2)                            265           154            265         180        200         218        183

Ratio of fixed charges,
   Excluding interest on deposits (3)     5.35          8.45           7.04        9.82       7.79        6.50       7.11
   Including interest on deposts (4)      1.20          1.29           1.29        1.31       1.31        1.28       1.31
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(1)  Fixed charges including interest on deposits is equal to gross interest expense.
(2)  Fixed charges excluding interest on deposits consist of interest on advances from the FHLB of Atlanta.
(3)  Ratio of earnings to fixed charges excluding interest on deposits is computed by dividing the total of net income, provision for income taxes, and fixed charges excluding interest on deposits by fixed charges excluding interest on deposits.
(4)  Ratio of earnings to fixed charges including interest on deposits is computed by dividing the total of net income, provision for income taxes, and fixed charges including interest on deposits by fixed charges including interest on deposits.